EXHIBIT 5.1

Austin Legal Group
Lawyers 3990 Old Town Ave, Ste. A-112 San Diego, CA 92110 Attorneys Licensed in California, Hawaii, and Arizona Telephone (619) 924-9600 Facsimile (619) 881-0045

Writer's Email:
arden@austinlegalgroup.com

Signal Bay, Inc.

9484 S. Eastern Ave, Suite 141

Las Vegas, NV 89123

October 27, 2015

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Signal Bay, Inc., a Colorado corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") relating to the resale by selling security holder, Kodiak Capital Group, LLC, of up to 93,000,000 shares (the "Shares") of the Company's common stock, par value $0.01, all of which shares of the Company's common stock are underlying the Equity Purchase Agreement (as defined below).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined (i) the Registration Statement and the exhibits thereto, (ii) the Company's Amended and Restated Certificate of Incorporation, (iii) the Bylaws of the Company, (iv) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares under the equity purchase agreement between the Company and the selling shareholder under the Registration Statement ("Equity Purchase Agreement"), and (v) certificates of officers of the Company and of public officials and other such records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, we are of the opinion that the Shares which are to be duly issued pursuant to the Equity Purchase Agreement will be, when issued upon put of the Company and payment of the purchase price by the selling shareholder, if any, validly issued, fully paid and non-assessable.

We express no opinion as to the effect or application of any laws or regulations other than the General Corporation Law of the State of Colorado and the Federal laws of the United States, in each case as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the prospectus included therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Austin Legal Group, APC